FORM 8K - Exhibit 99.1	File:20050718-FY06Q1

Exhibit 99.1 Press release of Richardson Electronics, Ltd. dated July 15, 2005

For Immediate Release

For Details, Please Contact:
Ed Richardson	Corporate Headquarters
Chairman and Chief Executive Officer Richardson Electronics, Ltd.	40W267 Keslinger Road, PO Box 393 LaFox, IL 60147-0393, USA
Phone: (630) 208-2340 E-mail: mbinder@rell.com	Phone: (630) 208-2200 Fax: (630) 208-2550
Richardson Electronics Announces the Acquisition of A.C.T. Kern

LaFox, IL, July 15, 2005:   Richardson Electronics, Ltd. (NASDAQ: RELL) today announced the acquisition of A.C.T. Kern GmbH & Co. KG, one of the leading display technology companies in Europe. Located in Donaueschingen in southern Germany the A.C.T. Kern group of display specialists combined with Richardson's Pan European sales and marketing team will provide customers with a complete range of custom display solutions.

Edward J. Richardson, Chairman and CEO Richardson Electronics, stated, "We are extremely pleased with the addition of A.C.T. Kern to the Richardson family of companies. A.C.T. Kern combined with our Display Systems Group gives us the technical resources to expand our display solutions business on a global basis."

"We are very happy with the merger of A.C.T. Kern and Richardson Electronics, which will provide the resources necessary to market our entire line of display solutions throughout Europe and the Mid East," stated Uli Kern, Managing Director A.C.T. Kern.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “engineered solutions,” serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

About A.C.T. Kern

A.C.T. Kern GmbH & Co. KG is one of the leading display technology companies in Europe, with world wide customers in industry, OEM, medicine, multimedia, IT trading, system houses and many more.